The Board of Directors
Access Power, Inc.:



We consent to the use of our report dated March 9, 2000 in the Registration Statement on Form SB-2 and related Prospectus of Access Power, Inc. for the registration of 14,925,562 shares of its common stock, and 1,400,000 warrants to purchase common stock, and to the reference to our firm under the heading "Experts" therein.



/s/ Parks, Tschopp, Whitcomb & Orr, P.A.

PARKS, TSCHOPP, WHITCOMB & ORR, P.A.




Maitland, Florida
May 3, 2000